UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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OLD NATIONAL BANCORP

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P.O. Box 718 · Evansville, IN 47705
NYSE Symbol: ONB
NEWS RELEASE
Two Leading Corporate Governance Research
Groups Provide Recommendations and Ratings
Findings Include:
•	Employee stock purchase plan supported

•	Old National Bancorp in top 2% in Corporate Governance

•	Has ‘outperformed peers over past five years’
DATE: May 4, 2009
For Further Information Call: Kathy Schoettlin, Director of Public Relations 812-465-7269
Evansville, Ind. — Two leading Corporate Governance Research groups RiskMetrics Group (RiskMetrics) and Proxy Governance, Inc. — have recommended shareholders to vote “For” the matters to be acted upon at Old National Bancorp’s annual meeting, including its Employee Stock Purchase Plan. In addition, these financial research industry leaders both rate Old National well above its peers in terms of corporate governance:
•	The most recent RiskMetrics Corporate Governance Quotient (CGQ®) index rating showed that Old National outperformed 98.4% of companies in the “Banks” group and 92.6% of all companies in the S&P 600.

•	According to a performance analysis conducted by PROXY Governance, Inc., Old National has outperformed its peers over the past five years. The analysis went on to state that Old National is improving relative to peers at a rate of 22 percentile points per year.
“This vote of confidence from two financial research leaders is a strong validation of Old National’s commitment to maintaining sound and defined corporate governance practices,” said Chairman of the Board for Old National Bancorp Larry Dunigan. “We firmly believe strong corporate governance is essential to becoming a high-performing organization and providing long-term value for our shareholders.”
-MORE-

Corporate governance is the set of processes, customs, policies, laws and institutions that affect the way a corporation is directed, administered and controlled. RiskMetrics’ Corporate Governance Quotient, a corporate governance rating system provided by Institutional Shareholder Services on more than 8,000 companies worldwide, evaluates the strengths, deficiencies and risks of a company’s corporate governance practices and board of directors.
CGQ uses a comprehensive set of objectives and consistently applied criteria for each of the companies rated. The database includes underlying data points for up to 63 corporate governance variables, categorized under four areas of focus: 1) board of directors, 2) audit, 3) anti-takeover provisions, and 4) executive and director compensation. Some of the variables are reviewed together under the premise that corporate governance is enhanced when selected combinations of these variables are adopted. To facilitate analytical comparison, each company is scored individually, relative to its market index and its industry group.
PROXY Governance, Inc., a wholly-owned subsidiary of FOLIOfn, Inc., provides research and proxy voting recommendations on U.S. and non-U.S. publicly reporting companies. Coverage is based on securities held in client portfolios.
This press release is available at http://www.snl.com/irweblinkx/docs.aspx?iid=100391.
Old National Bancorp, celebrating its 175th anniversary in 2009, is the largest financial services holding company headquartered in Indiana and, with $8.4 billion in assets, ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued partnerships with clients in its primary footprint of Indiana, Illinois and Kentucky. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns one of the largest independent insurance agencies headquartered in Indiana, offering complete personal and commercial insurance solutions. For more information and financial trend data, please visit the company’s website at www.oldnational.com.
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